NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
July 29, 2016	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2016
SECOND QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter financial results for 2016, reporting net income of $47.5 million for the quarter. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending June 30, 2016, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.65 percent, the approximate daily average three-month LIBOR yield for the second quarter of 2016 plus 300 basis points. The dividend, based on average stock outstanding for the second quarter of 2016, will be paid on August 2, 2016. The board expects to follow this formula for declaring cash dividends through 2016, though a quarterly loss or a significant, adverse event or trend would cause a dividend to be suspended.

“As the Bank continued its steady performance in the second quarter, recording increased advances and assets and consistent net interest income, we continue to invest in our members’ communities throughout New England,” said President and Chief Executive Officer Edward A. Hjerpe III. “Our Jobs for New England program has already helped create or preserve nearly 500 jobs for women-, minority-, and veteran-owned businesses along with other small businesses, and Rhode Island and New Hampshire housing finance agencies have been approved to access $1 million to support affordable housing in their respective states, as part of our Helping to House New England program.”

Second Quarter 2016 Operating Highlights

Net income for the quarter ending June 30, 2016, was $47.5 million, compared with net income of $149.6 million for the same period in 2015. The decrease was primarily attributable to a reduction of $115.1 million in litigation settlement income from $134.7 million, a historical high, in the second quarter of 2015 to $19.6 million in the second quarter of 2016. The $19.6 million in litigation settlement income contributed to 41.2 percent of this quarter's net income. These results led to a $5.3 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended June 30, 2016, was $54.7 million, compared with $56.4 million for 2015. The $1.7 million decrease was the result of a five basis point decrease in net interest spread primarily attributable to higher net premium amortization on agency mortgage-backed securities resulting from a decrease in long-term interest rates. Offsetting the negative impact relating to net interest spread was a $4.8 billion increase in average earning assets, from $53.8 billion for the three months ended June 30, 2015, to $58.6 billion for the three months ended June 30,

2016. The increase in average earning assets was driven by a $4.0 billion increase in average advances balances and a $797.6 million increase in average investments balances.

Net interest spread was 0.33 percent for the three months ended June 30, 2016, a five basis point decrease from 2015, as a nine basis point increase in the average yield on earning assets was offset by a 14 basis point increase in the average yield on interest-bearing liabilities. Net interest margin was 0.37 percent, a five basis point decrease from 2015.

June 30, 2016 Balance-Sheet Highlights

Total assets increased $4.1 billion, or 7.0 percent, to $62.2 billion at June 30, 2016, up from $58.1 billion at year-end 2015. During the six months ended June 30, 2016, advances increased $2.2 billion, or 6.0 percent, to $38.2 billion, compared with $36.1 billion at year-end 2015. The increase was concentrated primarily in short-term fixed-rate advances and variable-rate advances.

Total investments were $19.7 billion at June 30, 2016, an increase of $1.7 billion, or 9.2 percent, compared with $18.0 billion at December 31, 2015. The increase was concentrated in short-term money-market investments, which grew by $819.1 million, and mortgage-backed securities, which grew by $777.1 million during the six months ended June 30, 2016.

Mandatorily redeemable capital stock declined $6.9 million to $35.1 million as of June 30, 2016, from $42.0 million as of year-end 2015. GAAP capital at June 30, 2016, was $3.2 billion, an increase of $137.6 million from $3.0 billion at year-end 2015. Capital stock increased by $17.0 million due to capital stock issuances of $225.8 million to support increased advances borrowings by certain members offset by capital stock repurchases of $208.7 million. Total retained earnings increased by $36.3 million, or 3.2 percent to $1.2 billion from December 31, 2015. Restricted retained earnings totaled $210.0 million at June 30, 2016. Accumulated other comprehensive loss totaled $358.3 million at June 30, 2016, an improvement of $84.3 million, or 19.0 percent, from December 31, 2015.

The Bank was in compliance with all regulatory capital ratios at June 30, 2016, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at March 31, 2016.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	6/30/2016	3/31/2016	12/31/2015
ASSETS
Advances	$38,241,920	$34,524,912	$36,076,167
Investments (2)	19,676,487	20,319,265	18,019,181
Mortgage loans held for portfolio, net	3,628,464	3,575,262	3,581,788
Other assets	613,283	249,607	425,533
Total assets	$62,160,154	$58,669,046	$58,102,669

LIABILITIES
Consolidated obligations, net	$57,623,734	$54,320,408	$53,906,374
Deposits	634,995	562,622	482,602
Mandatorily redeemable capital stock	35,076	35,244	41,989
Other liabilities	705,836	701,342	648,791

CAPITAL
Class B capital stock	2,353,698	2,301,039	2,336,662
Retained earnings - unrestricted	955,126	938,287	934,214
Retained earnings - restricted (3)	210,031	200,534	194,634
Total retained earnings	1,165,157	1,138,821	1,128,848
Accumulated other comprehensive loss	(358,342)	(390,430)	(442,597)
Total capital	3,160,513	3,049,430	3,022,913
Total liabilities and capital	$62,160,154	$58,669,046	$58,102,669

Total regulatory capital-to-assets ratio	5.7%	5.9%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (4)	141%	141%	143%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015

Total interest income	$167,404	$170,156	$141,508	$337,560	$284,074
Total interest expense	112,825	114,052	85,321	226,877	173,424
Net interest income	54,579	56,104	56,187	110,683	110,650
Net interest income after provision for credit losses	54,690	56,093	56,410	110,783	110,933
Net other-than-temporary impairment losses on investment securities recognized in income	(1,003)	(1,347)	(1,429)	(2,350)	(1,775)
Litigation settlements	19,584	—	134,690	19,584	134,713
Other loss	(1,787)	(2,990)	(1,908)	(4,777)	(2,186)
Operating expense	15,918	15,579	19,168	31,497	33,454
Other expense	2,770	3,355	2,282	6,125	4,580
AHP assessment	5,312	3,320	16,678	8,632	20,445
Net income	$47,484	$29,502	$149,635	$76,986	$183,206

Performance Ratios: (5)
Return on average assets	0.32%	0.20%	1.11%	0.26%	0.67%
Return on average equity (6)	6.09%	3.88%	19.57%	5.00%	12.35%
Net interest spread	0.33%	0.34%	0.38%	0.33%	0.37%
Net interest margin	0.37%	0.39%	0.42%	0.38%	0.41%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016 (the 2015 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2015 Annual Report.

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2015 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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